EXHIBIT 99.1

Industrial Enterprises of America Completes Acquisition of Pitt Penn
Tuesday January 31, 3:14 pm ET

NEW YORK, Jan. 31, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:ILNP.OB - News) a specialty automotive aftermarket supplier, is pleased to announce that the Company has completed the acquisition of Creighton, Pa. based Pitt Penn Oil Co. for approximately $4,000,000. Effective immediately, Pitt Penn will begin operating as a wholly owned subsidiary of Industrial Enterprises of America.

Pitt Penn produces private label and branded automotive products including engine oil, transmission fluid, antifreeze, washer solvent, brake fluid and gasoline additives. For the quarter ended December 31, 2005, Pitt Penn generated a profit of approximately $590,000 on sales of $12,000,000. Industrial Enterprises will begin moving some of its existing operations to Pitt Penn's facilities, which are now being utilized at less than full capacity. Over the past 18 months, Industrial Enterprises of America has acquired EMC Packaging, Unifide Industries and now Pitt Penn Oil Co.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, stated, ``This acquisition completes our initial roll-up strategy. Management has successfully implemented a plan to acquire profitable companies that add immediate value and growth capacity to the parent corporation. We have increased ILNP's operations from zero revenues in October 2004 to a projected current revenue run rate of over $70 million. Going forward, the addition of the Pitt Penn forecasted profits combined with the cost savings derived from consolidation should add an estimated 2 to 3 cents to fully diluted earnings per share.''

Additionally, due to the significant growth of the Company's operations, the Board of Directors has elected James Margulies as Chief Financial Officer of Industrial Enterprises of America. Mr. Margulies has represented public clients in public offerings, private placements, leveraged recapitalizations, acquisitions and divestitures. He has substantial experience in business operations as Vice President and General Counsel of ShipLogix, Inc., an internet transportation logistics company and previously as a senior consultant in management consulting services for Price Waterhouse and as a senior systems analyst for the Federal Reserve Bank of New York. Mr. Margulies received his Bachelor of Science degree from the Ohio State University in Computer Science and his M.B.A. in Finance from Cleveland State University. He then received his J.D. from Rutgers University in Newark, NJ.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., a Nevada corporation, is headquartered in New York, New York. Industrial Enterprises of America is a holding company with three operating subsidiaries, EMC Packaging, Inc., Unifide Industries Limited Liability Company and Todays Way Manufacturing, LLC. Unifide Industries markets and sells specialty automotive products under proprietary trade names and private labels, and Todays Way Manufacturing manufactures and packages the products sold by Unifide Industries. EMC Packaging is a provider of refrigerant gases, specializing in converting hydroflurocarbon gases into branded and private label refrigerant and propellant products as well as packaging of ``gas dusters'' used in a variety of industries.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategies set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it cannot guarantee that the Company's expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the Company's ability to reach a definitive agreement with the target; (iii) the overall marketplace and clients' usage of EMC Packaging's products and those of the target, if and when the acquisition is consummated, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; (iv) the consequent results of operations given the aforementioned factors; and (v) the requirement for the Company to raise additional working capital to fund operations and the availability and terms of any such funding to the Company. Without any such funding, the Company believes it may be forced to curtail operations, and if no alternative to financing, such as a merger or acquisition, is consummated, the Company may not continue as a going concern. Other risks are detailed from time to time in the Company's 2005 Annual Report on Form 10-KSB, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.